EXHIBIT 5.1

June 20, 2013

CEI Funding LLC

OE Funding LLC

TE Funding LLC

c/o First Energy Service Company

76 South Main Street

Akron, Ohio 44308

Re:	CEI Funding LLC Bonds, OE Funding LLC Bonds and TE Funding LLC Bonds
Registration Statement on Form S-3 (SEC File Nos. 333-187692-01 through -06)

Ladies and Gentlemen:

You have asked our opinion concerning the issue of up to $444,922,000 aggregate principal amount of phase-in-recovery bonds (the “Bonds”) consisting of (i) $232,046,000 aggregate principal amount of phase-in-recovery bonds (“CEI Funding Bonds”) of CEI Funding LLC, a Delaware limited liability company (the “CEI Funding”), (ii) $169,504,000 aggregate principal amount of phase-in-recovery bonds (the “OE Funding Bonds”) of OE Funding LLC, a Delaware limited liability company (“OE Funding”), and (iii) $43,372,000 aggregate principal amount of phase-in-recovery bonds (the “TE Funding Bonds”) of TE Funding LLC, a Delaware limited liability company (“TE Funding” and, together with CEI Funding and OE Funding, the “Bond Issuers”). The Bonds will be issuable under Bond Indentures (the “Bond Indentures”) to be entered into between each of the Bond Issuers and a bond trustee named therein.

We have acted as counsel for the Bond Issuers in connection with the issuance and sale of the Bonds. We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied without independent verification upon certificates of officers of the Bond Issuers, public officials and other appropriate persons.

In rendering the opinion set forth below, we have relied without independent investigation upon the opinion to you dated the date hereof of Richards, Layton & Finger, P.A., with respect to the organization of the Bond Issuers under Delaware law.

Based upon the foregoing and subject to the additional qualifications set forth below, we are of the opinion that when the Bond Indentures have been duly executed and delivered by the Bond Issuers and each of the Bonds has been duly executed, authenticated and delivered in accordance with the provisions of the Bond Indentures against payment of the purchase price therefor, each of the CEI Funding Bonds will constitute the

CEI Funding LLC

OE Funding LLC

TE Funding LLC

June 20, 2013

valid and legally binding obligations of CEI Funding entitled to the benefits of the Bond Indenture to which CEI Funding is a party, each of the OE Funding Bonds will constitute the valid and legally binding obligations of OE Funding entitled to the benefits of the Bond Indenture to which OE Funding is a party, and each of the TE Funding Bonds will constitute the valid and legally binding obligations of TE Funding entitled to the benefits of the Bond Indenture to which TE Funding is a party.

Our opinion set forth above that each of the Bonds will constitute the valid and legally binding obligation of the Bond Issuers entitled to the benefits of the respective Bond Indentures, is subject to bankruptcy, insolvency, moratorium, fraudulent conveyance and other similar laws affecting the rights and remedies of creditors generally, and constitutional and public policy limitations and general principles of equity.

We are attorneys licensed to practice law in the State of Ohio. The opinion expressed herein is limited solely to the federal laws of the United States of America and the laws of the State of Ohio. We express no opinion as to the effect or applicability of the laws of any other jurisdiction. In addition, in rendering the opinion set forth above, we express no opinion as to (i) the right to collect any payment to the extent that such payment constitutes a penalty, premium, forfeiture or late payment charge, (ii) whether the exercise of a remedy limits or precludes the exercise of another remedy, (iii) the right to intervene in any legal proceeding pursuant to the Bond Indentures, (iv) the extent that any delay contemplated by the Bond Indentures exceeds the applicable statute of limitations, or (v) any purported right of indemnification or exculpation with respect to illegal acts, intentional torts, willful conduct, or violations of securities laws.

We hereby consent to the filing of this letter as an exhibit to a Current Report on Form 8-K filed by the Trust, The Cleveland Electric Illuminating Company, Ohio Edison Company, The Toledo Edison Company and the Bond Issuers on the date hereof, to the incorporation by reference of this opinion into the Registration Statement and to the use of our name in the Prospectus dated June 12, 2013 and the Prospectus Supplement dated June 12, 2013, forming a part of the Registration Statement under the caption “Legal Matters.” In giving the foregoing consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the related rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Calfee, Halter & Griswold LLP

CALFEE, HALTER & GRISWOLD LLP